Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

Western Sizzlin Corporation:

We consent to the incorporation by reference in the registration statements (Nos. 333-127523, 333-67641, 333-118934) on Form S-8 of Western Sizzlin Corporation and subsidiaries of our report dated March 31, 2009, with respect to the 2008 and 2007 consolidated financial statements of Western Sizzlin Corporation and subsidiaries, which report appears in the Company’s 2008 Annual Report on Form 10-K.  Our report refers to the fact that the Company adopted FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes, an interpretation of FASB Statement No. 109, on January 1, 2007.

/s/ Dixon Hughes PLLC

High Point, North Carolina
March 31, 2009